Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 20, 2014 with respect to the consolidated financial statements and schedules of American Realty Capital Properties, Inc. (“ARCP”) included in ARCP’s May 20, 2014 Current Report of on Form 8-K and our report dated February 27, 2014 with respect to internal control over financial reporting included in ARCP’s Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 4, 2014